EXHIBIT 10.6
CONTRACT NUMBER: HOU-2083

                             EXXON PIPELINE COMPANY
                          ENGINEERING SERVICES CONTRACT

        This Contract made the __ day of _____________, 1996 between EXXON PIPELINE COMPANY, a Delaware corporation, having offices at 800 Bell Street, Houston, Texas 77002 (hereinafter referred to as "EXXON") and IDS TECHNICAL SERVICES.,a Texas Corporation having offices located at 600 Century Plaza Drive, Building #140, Houston, TX. 77073 - 6016 (hereinafter referred to as "Contractor"). NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Parties agree as follows:

ARTICLE 1             SERVICES

1.1 Contractor shall provide EXXON with the services set out in Exhibit "A" together with all equipment incidental to providing such services ("Services").

1.2 The Services performed under this Contract shall be performed solely by Contractor and such of its subsidiaries, subcontractors, suppliers, agents, and their respective employees as EXXON may approve in advance ("Subcontractors"). No such approval shall relieve Contractor from any of the obligations of this Contract. Contractor shall be liable and responsible for all activities of its Subcontractors under this Contract.

1.3 Contractor acknowledges that this is a non-exclusive Contract for providing Services and that EXXON is under no obligation and has made no representation to Contractor that any additional Services will be required during the Term other than specified in Exhibit "A."

ARTICLE 2             DESCRIPTION OF SPECIFICATIONS AND EXHIBITS

        The exhibits and related attachments listed below ("Exhibits") constitute terms and conditions of this Contract. In the event of conflict between any term(s) of any Exhibit(s) and the term(s) of the Principal Document, the term(s) of the Principal Document shall take precedence and shall govern.

                      Description              Title

                      Exhibit "A"       Job Description for Engineering Services
                      Exhibit "B"       Bid Sheet
                      Exhibit "C"       Drug and Alcohol Provision

ARTICLE 3             REPRESENTATIONS AND WARRANTIES OF CONTRACTOR

3.1 Contractor represents and warrants that it is engaged either as its sole business or as a primary aspect of its business in providing the Services; that it has the expertise, experience, capability and specialized knowledge ("Competence") to perform the Services; it has the necessary tools, equipment and personnel to provide the Services; that it has or will obtain at its expense before performing any Services all the necessary certificates, permits, licenses and authorizations to perform the Services; that it shall perform all Services in accordance with all applicable federal, state, and local laws, rules and regulations; and that it shall perform all Services in good faith, promptly, with due diligence and Competence.

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3.2 Contractor represents and warrants that it shall not perform any aspect of the Services if it knows or has reason to believe that such aspect of such Services cannot be performed in a manner in conformity with the provisions of this Contract. In such case, Contractor shall immediately advise EXXON and work with EXXON to develop a mutually satisfactory resolution for the inability to perform. Contractor further represents and warrants that, if provided under this Contract, it shall ascertain whether the drawings and specifications are at variance with the law before starting performance of any Services. If Contractor discovers any such variance, it shall promptly notify EXXON in writing and the necessary changes shall be made before proceeding with the part of Services affected.

3.3 Contractor represents that all work will be performed in a good, workmanlike manner and in accordance with generally accepted professional engineering practices. All work will be in conformity with Release Order, Work Proposal, Change Order and/or the Target Schedule as described in Attachment I and all other provisions of this Contract.

3.4 Contractor guarantees and warrants that all Services performed hereunder (including goods and equipment provided in connection therewith) shall be without deficiency or defect and in conformity with this Contract. In the event that any defect, deficiency or lack of conformity is discovered by Exxon, Exxon shall promptly notify Contractor in Writing. Contractor shall at Exxon's option, immediately redesign or otherwise correct the work at no cost to Exxon in accordance with the representations contained in this Article 3 and this Contract, or Exxon or its designee shall redesign or otherwise correct the work, and Contractor shall reimburse Exxon for the reasonable expenses of such corrective work. Contractor shall also be liable to Exxon for all cost associated with correcting or redoing work done based on services provided under this Contract, including without limitation, costs of disassembly or removal, costs of all labor, materials and equipment necessary for the correction, costs of any ancillary work related to the correction, and all reassemble or reconstruction costs. This warranty is in addition to any other warranty, express or implied under statute or law, to which Exxon may be entitled for goods and services. The remedies described herein are without limitation of the rights that Exxon may otherwise have at law or equity.

3.5 All warranties and representations stated or referred to in this Contract shall remain in effect for such time, after expiration or termination of this Contract, as is reasonably necessary to determine whether Contractor has fulfilled its obligations under all warranties.

ARTICLE 4             TERM

4.1 This contract shall be for a term of three (3) years commencing upon the execution of this contract; provided, however, that EXXON may terminate this Contract upon seven (7) days written notice to Contractor and Contractor may terminate this Contract upon thirty (30) days written notice to EXXON. In the event of termination, the provisions of Article 20 shall be applicable.

ARTICLE 5             COMPENSATION

5.1 Contractor shall be paid for Services performed by it and its Subcontractors based on the fixed rates set out in Exhibit "B" ("Fixed Rates"). The Fixed Rates are defined as hourly and/or daily rates for each individual designated as performing Services, including regular hours and overtime hours. Contractor shall not incur any overtime hours without the prior written approval of EXXON. Fixed Rates specified in Exhibit "B shall include but not be limited to supervision, burdens, overhead, reproduction, computer operations, insurance, taxes, profits and fees and shall be the only charges for which EXXON shall be liable in the performance of the Services.

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5.2 Reimbursable expenses of Contractor under this Contract must be approved in advance by EXXON. Contractor will not be reimbursed for automobile mileage expense or any other travel expenses unless specifically requested to travel outside the Houston area(s). Invoices for expense reimbursement will contain an appropriate accounting of expenses incurred with receipts or other appropriate evidence attached.

ARTICLE 6             INVOICING AND PAYMENT

6.1 Contractor shall submit invoices to Exxon Pipeline Company in accordance with specific Release Orders. Each invoice shall set out separately the amounts chargeable to each phase of the Services, the Contract number and shall be accompanied with supporting documentation as EXXON may from time to time specify. Contractor shall submit invoices in accordance with instructions in the Release Order. EXXON shall pay all invoices submitted by Contractor within thirty (30) days of receipt of a correct invoice with supporting documentation subject to the provisions of Article 8 and subject to any retainage required by law.

6.2 Contractor shall furnish each day to EXXON's representative authorizing the work to be performed hereunder, or to such person as he may designate, a copy of Contractor's daily time report applicable to the work being performed under this contract, which report shall be certified by Contractors supervisor or foreman to be true and correct. Such report shall include the applicable contract number, the name of EXXON's representative who requested the work, the name of each employee of the Contractor engaged in work hereunder, his occupational classification, the number of hours worked by him, a description of the work on which he was engaged, and the specific location of such work. The report shall also include, where transportation or equipment is used by Contractor in performing work hereunder, a statement of the kind and amount of transportation used, the description of equipment used, whether such equipment was furnished with or without operator, the number of hours used, a description of the work on which it was engaged, and the specific location of such work. If equipment is furnished with operator or driver, the name of the operator or driver shall be shown. EXXON and its duly authorized representative shall have the right to check the number of men employed on such work, their occupational classification, and the time they were engaged in such work, and to check all equipment used hereunder by Contractor and the length of time it was used in the performance of such work under this contract. Invoices submitted for such work shall be supported by properly approved daily time reports. If an invoice covers more than one job, charges applicable to each job shall be clearly segregated. Invoices submitted for such work shall be supported by properly approved daily time reports.


ARTICLE 7             CHANGES

7.1 In the event any change, alteration, deletion or addition ("Change") in the Services is required by EXXON then such Change shall be made pursuant to a written Change Order. Any such Change shall not be effective until there is a Change Order duly executed by the Parties. Any Change Order shall be deemed to include all costs associated with the change(s) being made. The provisions of this Contract shall be deemed to apply to any Change Order.

ARTICLE 8             LIENS

8.1 Contractor agrees to furnish, at EXXON's request, a list of all Subcontractors, if any, providing Services, together with all evidence satisfactory to EXXON upon completion of Services that all claims for payment of Services performed have been satisfied and paid and that there are no unsatisfied claims for injuries to persons or properties. EXXON retains the right to withhold from any payments to Contractor such amounts as EXXON deems sufficient to

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protect EXXON and its property against any claim by Contractor, its
Subcontractors and their respective employees which could or may become a lien or claim against EXXON or its property. EXXON may, at any time, pay and discharge such lien or claim and deduct the amount so paid, together with costs and attorneys' fees, from any payment then due or thereafter to become due to Contractor or from any other sum owing to the Contractor under this Contract or any other contract. If any lien or claim remains unsatisfied after payment has been made by EXXON to the Contractor under this Contract, Contractor shall refund to EXXON the entire sum that EXXON may then be compelled to pay for discharging such lien or claim, together with all related costs and attorneys' fees. Contractor shall indemnify and save EXXON completely harmless from all costs (including attorneys' fees and other litigation costs) and claims associated with the payment and discharge of any liens arising under this Contract.


ARTICLE 9             TAXES, LICENSES, FEES, AND CONTRIBUTIONS

9.1 Contractor shall be solely liable for and pay any and all licensee fees, contributions, and taxes related to Services performed under this Contract, including sales and use taxes, license fees, all employment taxes and contributions at law or under contract such as (but not limited to) unemployment compensation insurance, old age benefits, welfare fund, pensions and annuities and disability insurance. Should Contractor fail to make any such payments, EXXON shall be entitled to make such payments on behalf of the Contractor and deduct such sums as may be due under this Contract. Further, Contractor shall provide EXXON with all necessary information to make such payments, shall reimburse EXXON with respect to all moneys paid by EXXON, and shall indemnify and save EXXON completely harmless against all costs, penalties, losses, liabilities and damages which EXXON may suffer, sustain, pay or incur with respect to Contractor's failure to make any of the payments referenced in this
Article 9.

ARTICLE 10            APPLICABLE LAW, COMPLIANCE WITH LAW, ATTORNEYS' FEES

THIS CONTRACT SHALL BE GOVERNED AND INTERPRETED ACCORDING TO THE LAWS OF THE STATE OF TEXAS.

10.1 Contractor shall comply and secure compliance by its Subcontractors, with all federal, state, county, parish, and municipal laws and regulations in connection with the Services to be performed hereunder; including, but not limited to, all safety orders prescribed by law and any rules and regulations applicable to environmental pollution; the Fair Labor Standards Act of 1938, as amended; and all applicable laws, orders, or regulations prohibiting discrimination against any person by reason of race, color, religion, national origin, sex or age. Contractor shall fully accept both State and Federal Unemployment and Social Security Acts and pay all contribution and payroll taxes as to all employees performing Services hereunder. Contractor shall comply with the provisions of Article 26. Contractor shall, upon request, furnish EXXON evidence of compliance with applicable laws, governmental orders, rules and regulations.

10.2 Should Contractor violate any law or regulation relating to the performance of Services, Contractor shall defend, indemnify, and hold EXXON completely harmless from any liability or penalty which may be imposed on EXXON by reason of any alleged violation of law or regulation by Contractor or its Subcontractors and also from all claims, suits, or proceedings that may be brought against EXXON arising under, growing out of, or by reason of, Contractor's performance of Services with respect to such alleged violation of law or regulation whether brought by employees of Contractor, by third parties, or by national, state or local governmental authority or any political subdivision thereof.

10.3 Should it become necessary for EXXON to engage in legal proceedings for the purposes of resisting, adjusting and compromising any claims or demands arising out of the subject matter

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of this Contract, or for the purposes of enforcing this Contract or recovering damages sustained by EXXON due to breach of the Contract by Contractor, EXXON will be entitled to reimbursement from the Contractor for costs, attorneys' fees and any other reasonable expenses incurred in connection with such legal proceedings.


ARTICLE 11            INSPECTIONS

11.1 Although Contractor shall provide its own representative(s) to supervise and inspect all materials and workmanship in performance of Services hereunder, EXXON reserves the right at any time, to inspect any part of the work and the materials to be used in providing the Services. Exxon's rights and Contractor's obligation with regard to deficiencies in the work or lack of conformity with the Contract shall be as provided in Article 3.4. Neither Exxon's inspection, waiving of inspection, review, acceptance of Contractors work nor EXXON's payment of any invoice shall relieve Contractor of its responsibility for full performance under the terms of the Contract, including Contractor's warranty obligations.


ARTICLE 12            DISTRIBUTION OF RISKS BETWEEN EXXON AND CONTRACTOR

12.1 Contractor shall be responsible for and shall hold EXXON harmless for loss of or damage, howsoever caused, to Contractor or its Subcontractors' tools and equipment and rented items which are used or intended for use in the Services hereunder to be performed, and for any consequential, special or indirect damages, or loss of anticipated profits sustained by Contractor or its Subcontractors, EVEN IF SUCH LOSS OR DAMAGE RESULTS FROM EXXON'S NEGLIGENCE.

12.2 Contractor's responsibility to compensate EXXON for loss of or damage to EXXON's existing property which is in reasonable proximity of the Work Site or for any resulting consequential, special or indirect damages or loss of anticipated profits sustained by EXXON shall not exceed the amount recoverable by Contractor or its subcontractors under the valid and collectible insurance carried by Contractor and its subcontractors, or the amount which would have been recoverable under such insurance if all conditions, requirements, and warranties imposed on the insured by the insurer are being or had been met. EXXON shall hold Contractor free and harmless from liability to EXXON for loss or damage exceeding the amounts so recoverable. Contractor's responsibility shall include the value of any deductible or self-insured retention applicable under such insurance.

12.3 EXXON and Contractor ("Indemnitor') shall indemnify, defend, and hold the other harmless from claims, demands, and causes of action asserted against the other ("Indemnitee") by any person (including, without limitation, Contractor's and EXXON's employees, Contractor's Subcontractors and employees of such Subcontractors, or any other third party) for personal injury or death or for loss of or damage to property and resulting from the Indemnitor's negligence or willful misconduct hereunder. Where personal injury, death, or loss of or damage to property is the result of the joint negligence or willful misconduct of EXXON and Contractor, the Indemnitor's duty of indemnification of Indemnitee shall be in proportion to its allocable share of such joint negligence or willful misconduct.

ARTICLE 13            INSURANCE

13.1 During the term of this agreement Contractor agrees to carry at least the following types of insurance:

        (1) Workers Compensation Insurance in compliance with the appropriate laws and amendments thereto of each state in which work is performed under this contract. However, if

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Contractor qualifies under the appropriate state laws as a self-insurer of its statutory workmen's compensation obligations, Contractor may self-insure said obligations for purposes of this contract.

        (2) Employer's Liability Insurance in an appropriate amount and not less than $1 00,000.

        (3) Comprehensive General Liability Insurance in the minimum amount of $300,000 for injury or death for any one occurrence and with minimum property damage of $25,000 for any one occurrence. Such insurance shall include contractual liability, insuring the indemnity agreements contained in this contract.

        (4) Automobile Liability Insurance covering owner, now-owned, and hired automobile equipment with minimum limits of $1 00,000 for injury or death of any one person, and $300,000 for each occurrence and with minimum property damage of $25,000 for any one occurrence.

Contractor further agrees to purchase the insurance in keeping with the minimum requirements hereof from companies acceptable to EXXON, and to furnish EXXON when requested to do so, with satisfactory evidence that such insurance is being properly carried and with certified copies of all policies and a certificate of insurance as to each policy. If marine insurance is required for inland water and /or offshore operations, the insurance requirements will be set forth on Form PL- 649, attached hereto and made a part hereof.

13.2 Nothing contained in this Article 13 - INSURANCE, shall limit or waive Contractor's legal or contractual responsibilities to EXXON or others.

ARTICLE 14            SAFETY AND DRUG & ALCOHOL POLICIES

The following safety provisions shall apply:

(1) Contractor shall place the highest priority on safety and health while performing work. It will be the responsibility of Contractor to provide and maintain a safe working environment for its employees during the progress of work and to adequately protect the health and safety of Contractor's agents and subcontractors and their respective employees, EXXON's employees, the public, and other third parties. All tools, equipment, facilities and other item used by Contractor and practices employed by Contractor in accomplishing the work are considered to be part of the working environments.

(2) EXXON has furnished Contractor with a copy of EXXON's employee health and safety rules, receipt of which Contractor hereby acknowledges by execution of this Contract. When performing work on EXXON's premises, Contractor shall be required to comply with health and safety laws and regulations and to adopt safety practices at least equivalent to those applicable to EXXON employees. Additionally, Contractor shall adopt and enforce such other safety rules, practices and procedures which are necessary to the safe performance of the work which Contractor is required to perform under this Contract and which are necessary to provide and maintain a safe working environment. Contractor agrees that the health and safety rules which it adopts and enforces will comply with all applicable federal, state and local safety and health laws and regulations, including, but not limited to, standards and regulations promulgated by the Secretary of Labor under the Occupational Safety Health Act of 1970.

(3) Contractor shall be responsible for ensuring that its employees and subcontractors have a clear understanding of (a) the health and safety rules which Contractor adopts for carrying out the work it is required to perform under this Contract, (b) the known health and safety hazards of the jobs, and,
(c) all health and safety laws and regulations applicable to the work to be done.

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(4) Before commencing work, Contractor shall inspect the work site and ascertain whether any health or safety hazards exist. It shall be Contractor's responsibility to review all material safety data sheets which EXXON provides pertaining to known toxic and hazardous substances to which Contractors employees or subcontractors are likely to be exposed while performing any particular or individual work task required to be done under this Contract. It shall be Contractor's sole responsibility to notify its employees and subcontractors of all health and safety hazards to which Contractor's employees or subcontractors will be exposed during the performance of the work required by this Contract.

Contractor also shall provide to EXXON material safety data sheets for all toxic and hazardous substances which Contractor brings upon or introduces to the work site. Additionally, Contractor, as part of the performance required under this Contract, shall provide its employees and subcontractors with any and all personal protective equipment that is necessary for safe and healthful work performance. Should EXXON ever be requested by Contractor to provide, and agree to provide, assistance in obtaining any personal protective equipment, such contract or assistance shall not be deemed to relieve Contractor of its responsibility under this Contract to provide such protective equipment to its employees and subcontractors that is necessary for safe and healthful work performance and to inspect and approve such protective equipment, prior to providing it to its employees or subcontractors.

(5) Contractor at all times after commencing work shall be responsible for inspecting the work site to determine whether any changed conditions or specific health and safety hazards will be encountered during the work to be done.

(6) Contractor shall not permit or tolerate a hazardous, unsafe, unhealthy, or environmentally unsound condition or activity over which it has control to exist or to be conducted on EXXON's property or to exist or to be conducted in the course of performing the work to be done under this Contract. A hazardous, unsafe, unhealthy, or environmentally unsound condition includes, but is not limited to, a violation of the safety practices which Contractor has agreed to adopt in paragraph (2) herein above. Contractor agrees to immediately notify EXXON when it becomes aware of any such condition, regardless of whether Contractor has authority to correct the condition. Notwithstanding this provision, however, Contractor has the sole responsibility to take whatever steps are necessary to eliminate, terminate, abate, or rectify hazardous, unsafe, unhealthy and environmentally unsound conditions which arise out of the performance of the work required by this Contract.

(7)   Contractor agrees to notify its employees that:

(1) EXXON prohibits the unauthorized sale, use, or possession of alcohol, drugs, drug paraphernalia, weapons, firearms, explosives, and hazardous substances or articles on EXXON property, including any property owned by or under lease to EXXON, any property under EXXON's control and any property burdened by an easement in EXXON's favor. Being unfit for work due to alcohol consumption is not permitted. Only drugs prescribed in the last 12 months taken in accordance with the prescribing physician's instructions and legal non-prescription drugs which do not contribute to impaired or unsafe work performance are authorized for possession or use on EXXON property; those using prescription drugs must additionally notify their supervisors in advance of work if such use may adversely affect job safety. Contract employees, common carrier personnel, vendors, and others violating these guidelines will be expelled from EXXON premises and will be denied future entry; and,

(2) Entry onto EXXON property constitutes consent to and recognition of the right of the EXXON and its authorized representatives to search the person, automobile, and other property of individuals entering on or departing the premises, for alcohol, drugs, drug paraphernalia, firearms, explosives, weapons, and hazardous substances or articles not permitted without proper authorization upon EXXON property.

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(8) Contractor shall promptly notify EXXON, in writing, of injuries that occur on the work site or in connection with any work being performed hereunder and will provide EXXON with copies of all reports or other documents filed or provided to both Contractors insurers of the relevant state of federal agency in connection with such injury.

(9) The requirements of this paragraph 14 of the Contract are applicable to all subcontractors hired by Contractor to perform any of the work hereunder and Contractors Contract with any such subcontractor shall provide that subcontractor will be subject to the requirements of this paragraph 14.

(10) Section (1) through (9) above are agreed by both EXXON and Contractor to be of highest importance. A breach or violation of any of the terms of said sections by Contractor will be considered to be a material and substantial breach of this Contract. If Contractor fails to promptly take the necessary steps to cure said breach or violation or to otherwise comply with this paragraph 14, EXXON may take any action permitted by the terms of this Contract or under the law including termination of Contract. Nothing contained in this paragraph 14 shall be interpreted as enlarging the legal duty of EXXON to Contractor or Contractors agents, employees, subcontractors, or third parties or altering the status of Contractor as set forth in paragraph 3 (independent contractor).

14.2. Contractor shall comply with EXXON's Drug & Alcohol Policy as set out in Exhibit "C."

ARTICLE 15 CONFIDENTIAL INFORMATION, PATENTS, COPYRIGHTS AND INDEMNITIES REGARDING INTELLECTUAL PROPERTY

15.1. Contractor agrees to hold in confidence all technical information disclosed to Contractor by EXXON or developed by Contractor hereunder, except:
(A) Technical information which at the time of development by Contractor or of disclosure by EXXON to Contractor is in the public domain; (B) Technical information which, after development by Contractor or after disclosure by EXXON to Contractor, becomes part of the public domain by publication or otherwise through no fault of Contractor; or (C) Technical information which Contractor can show was in Contractor's possession at the time of Contractor's development hereunder or EXXON's disclosure to Contractor and was not acquired, directly or indirectly, from EXXON.

15.2. Contractor agrees that Contractor will not, without the written permission of EXXON, use the technical information which Contractor is required to keep confidential under this Contract for any purpose other than the accomplishment of Services to be performed under this Contract. Contractor understands that EXXON accepts no obligation of confidence with respect to any information disclosed to EXXON by Contractor under this Contract unless specifically covered by a separate, written confidentiality agreement. In the absence of such separate confidentiality agreement, Contractor agrees that it will not place any restrictive notices on any document (including drawings) provided by Contractor to EXXON under this Contract. Nevertheless, if Contractor does place such notices on such documents, EXXON is hereby authorized to nullify, obliterate, remove, or disregard any such restrictive clauses. EXXON shall be free to use or disclose any or all of the information contained therein to third parties without accounting to Contractor therefore.

15.3 Contractor shall defend and indemnify EXXON against all other such claims, demands, and causes of action based on the actual or alleged infringement of any such third-party right. The indemnities set forth in this paragraph 15.3 shall include without limitation all penalties, awards, and judgments; all court and arbitration costs; attorneys fees; and other reasonable out-of-pocket costs incurred in connection with such claims, demands and causes of action. However, the Contractor may not settle or compromise such claim or lawsuit without the written consent of the indemnified party if such settlement or compromise (1) requires the indemnified

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                                                       CONTRACT NUMBER: HOU-2083

party to part with any right or make any payment not indemnified, or (2) subjects the indemnified party to any injunction.

15.4 If any action results in an injunction against EXXON with respect to the goods or facilities provided pursuant to this agreement, Contractor agrees that it will, at its option and its sole expense, either (1) procure for EXXON the right to continue using the infringing subject matter, or (2) replace or modify the same so that it becomes non-infringing. ARTICLE 16 OWNERSHIP OF DRAWINGS
16.1 Contractor agrees that all reports, tracings, drawings, field notes, specifications, computer programs in whatever form, and any other document developed by Contractor under this Contract shall be the property of EXXON. Contractor may retain one archival copy of each such document. Contractor shall keep such archival copy confidential and shall not use it directly or indirectly in providing any services to any other customer of the Contractor or for any other purpose unless required by law. In such event, Contractor shall promptly notify EXXON of the purpose and requirements of such use. Contractor agrees that all such documents are works made for hire, or if they do not so qualify, Contractor agrees to assign the copyrights in all such documents to EXXON.

16.2 All drawings, designs, and other written documents supplied by EXXON to Contractor shall remain the property of EXXON and shall be returned to EXXON upon completion of the Services and Contractor may not, without written approval of EXXON, retain any copies of said documents.


ARTICLE 17            AUDIT

17.1 Contractor shall maintain and cause its Subcontractors to maintain adequate books, payrolls, and other records satisfactory to EXXON in connection with any and all Services performed, and retain all such books, payrolls, and records ("Records") for a period of not less than three years after completion of such Services. Contractor's records supporting all labor, material, equipment, travel and Subcontractor charges, and any other charges invoiced, shall be in sufficient form to clearly document and support, and permit verification by EXXON representatives of Contractor charges rendered to EXXON. All charges invoiced should be identified to the specific Contract to which they relate. Contractor shall maintain supporting documents and accounting records in accordance with generally accepted accounting principles.

17.2 Contractor shall permit EXXON and its duly authorized representatives to have access during the performance of Services and for a period of three (3) years after performance of Services to the Records maintained by Contractor and its Subcontractors and to interview Contractor's personnel relating to any of the Services performed hereunder. EXXON and its duly authorized representatives shall have the right to interview such personnel, audit such Records at any reasonable time or times for purposes of auditing and verifying cost of Services or for any other reasonable purpose with respect to this Contract upon prior notice to Contractor. Contractor shall ensure that these rights of access extend to any Subcontractor engaged by Contractor for Services performed hereunder. EXXON shall have the right to reproduce any Record. Contractor will not charge for its costs incurred in complying with this Article 17.

17.3 If an audit indicates errors in Contractors invoices, Contractor shall make appropriate invoice adjustments or promptly refund over-payments.

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ARTICLE 18            CONFLICT OF INTEREST AND ETHICS

18.1 Contractor, in performing its obligations under Contract, shall establish and maintain appropriate business standards, procedures and controls including those necessary to avoid any real or apparent impropriety or adverse impact on the interests of EXXON or its affiliates. Contractor shall review with EXXON at reasonable frequency during performance of Services, such business standards and procedures including, without limitation, those related to the activities of Contractor's employees and agents in their relations with EXXON's employees, agents and representatives, vendors, subcontractors and other third parties.

18.2 Contractor agrees that all financial settlements, billings, and reports rendered to EXXON, as provided for in this agreement and/or any amendments to it, will reflect properly the facts about all activities and transactions handled for the account of EXXON, which data may be relied upon as being complete and accurate in any further recordings and reportings made by EXXON, for whatever purpose. Contractor agrees to notify EXXON promptly upon discovery of any instance where the Contractor fails to comply with provisions of Article 18.


ARTICLE 19            SUSPENSION

19.1 EXXON may suspend at any time and for any reason any part of Services under this Contract by specifying to Contractor the part of Services to be suspended and the effective date of suspension. Contractor shall cease performing said part of Services on the effective date of suspension but shall continue to perform any unsuspended part of Services. EXXON may, at any time, authorize resumption of the suspended part of Services by notifying Contractor of the part of Services to be resumed and the effective date of suspension withdrawal. Services shall be promptly resumed by Contractor after receipt of such notice.

19.2 For the part of Services suspended, compensation to Contractor during the suspension period shall be in accordance with a written agreement, if any, which EXXON and Contractor may determine; otherwise EXXON shall not be liable for any costs of Contractor. EXXON's sole liability to Contractor for suspension shall be determined in accordance with this Article and EXXON shall not be liable for any other damages including, without limitation, loss of anticipated profit or reimbursement for Services unperformed.

ARTICLE 20            TERMINATION

20.1 In the event EXXON or Contractor terminates this Contract as provided in
Article 4, then the following provisions shall apply: (i) If any part of or all of Services is terminated, EXXON, with respect to such Services, shall pay Contractor, pursuant to Exhibit "B", only for Services performed and obligations incurred prior to the effective date of termination and for such additional amounts directly related to Services performed by Contractor in terminating, provided said Services were authorized in advance by EXXON; and (ii) EXXON's sole liability to Contractor for termination shall be determined in accordance with this Article 20 and EXXON shall not be liable for any other damages including, without limitation, loss of anticipated profits or reimbursement for Services unperformed.


ARTICLE 21 ASSIGNMENT

21.1 Contractor shall not, without the written approval of EXXON, assign or sublet this Contract in whole or in part (including any sum that may accrue to Contractor under this Contract); provided, that no such assignment or sublease, if approved by EXXON, shall relieve

                                  01/25/96 10

                                                       CONTRACT NUMBER: HOU-2083

Contractor of his responsibility hereunder. EXXON may assign Contract including all its rights and obligations hereunder to its affiliates without consent of Contractor.


ARTICLE 22            NOTICES

22.1 All notices required or permitted to be given hereunder shall be deemed to be properly given if delivered in writing personally or deposited in the United States mail addressed to EXXON or Contractor, as the case may be, at the addresses set forth below, with postage thereon fully prepaid or by facsimile to:

In the case of EXXON:                     In the case of Contractor:
Exxon Pipeline Company 800 Bell Street    IDS Technical Services
P. 0. Box 2220                            600 Century Plaza Drive, Building #140
Houston, Texas 77252-2220                 Houston, Texas 77073 - 6016
Attn: Contracts Group                     Attn: William A. Coskey
Phone: 713/656-3265                       713/821-3200
Fax: 713/656-1580                         713/821-3230

ARTICLE 23            INDEPENDENT CONTRACTOR

23.1 Contractor, in performing Services and other obligations under Contract, shall be deemed an independent Contractor and not the agent or employee of EXXON. While Contractor's Services hereunder shall meet with the approval of EXXON's engineers or inspectors, EXXON is interested in the results to be achieved under this Contract and, accordingly, the detailed manner and method of performing Services shall be the responsibility of and under the supervision and control of Contractor.

ARTICLE 24            FORCE MAJEURE

24.1 Neither EXXON nor Contractor shall hold the other responsible for damages or delays in performance caused by Force Majeure or other events beyond the control of the other party and which could not reasonably have been anticipated or prevented. For purposes of this Contract, Force Majeure shall include, but not necessarily be limited to: adverse weather conditions, floods, epidemics, war, riots, strikes, lockouts and other industrial disturbances, unknown site conditions, accidents, sabotage, fire, court orders, acts of God or acts, orders, laws or regulations of any governmental agency.

ARTICLE 25            USE OF TRADEMARK AND PUBLICITY RELEASES

25.1 Contractor agrees that it will not make or consent to publicity releases or announcements concerning this Contract or Contractors participation under this Contract without EXXON's prior written consent. Contractor shall not take photographs of the work site or any of EXXON's property without EXXON's prior written consent. Contractor shall cause its Subcontractors to comply with this requirement.

25.2 Contractor is not entitled, authorized or permitted to use the trademark or trade name, or any other identifying symbol or name owned by EXXON or Exxon Corporation or photographs of EXXON equipment, products or facilities in advertisements, brochures, releases or similar materials without the express prior written approval of EXXON.

                                   01/25/96 11

                     ENGINEERING SERVICES CONTRACT HOU-2086

                                   EXHIBIT "A"

                                TABLE OF CONTENTS

                     Page
                A. Scope                                           1

                B. Releases                                        1

                C. Contractors Engineering Classifications         2

                Attachment I                                       3
                        Administration of Project Design Work      3

                Attachment 11                                      4
                        Project Design Work Scope Changes          4

                Attachment IIA                                     5
                        FORMAT FOR CHANGE INQUIRY                  5

                Attachment IIB                                     6
                        FORMAT FOR CHANGE PROPOSAL                 6

                Attachment I[C                                     7
                        FORMAT FOR CHANGE ORDER                    7

NM                         mm

                             EXXON PIPELINE COMPANY
                               JOB DESCRIPTION FOR
                              ENGINEERING SERVICES

A.      SCOPE

Provide engineering services from time to time as-requested by Exxon which may include but not be limited to providing electrical, civil and mechanical design or other specialized engineering and related work, project material cost estimates, design criteria preparation, computations, analysis, calculations, P&ID drawings, detailed construction drawings, fully documented software programs, OTCC operating instructions, stations operating instructions, and project start-up assistance. Contractor shall provide Professional Engineering Certification for all work product submitted to Exxon. The administration of project design work is more fully described in the following attachments:


            Attachment I            Administration of Project Design Work
            Attachment 11           Project Design Work Scope Changes

            Attachment IIA          Format for Change Inquiry
            Attachment IIB          Format for Change Proposal
            Attachment IIC          Format for Change Order

This contract shall not require exclusivity of business dealings by either party and shall not commit EXXON to contract a stated volume of services during the term of the contract.

B.      RELEASES

Release Orders under this Contract shall be made by an EXXON Representative either in verbal or written form, however, all Release Orders expected to exceed $10,000 must be in writing.

Each Release Order will provide:

1. This Contract Number and a Release Order number to be referenced by Contractor when invoicing or communicating with EXXON.

2. The description, location and schedule of work to be performed.

3. The contract price basis such as a) lump sum; or b) time and materials. (For the majority of releases Contractor shall be compensated on a Unit Rate or Time and Material basis in accordance with the Rate Schedules of this Contract, however, EXXON reserves the right to request lump sum quotes for specific work tasks.)

C.      CONTRACTOR'S ENGINEERING CLASSIFICATIONS

Contractor shall ensure that the classifications listed below meet the minimum experience and professional qualifications shown.

PROJECT ENGINEER (possesses engineering degree and has approximately 15 years relative experience)

o    Directs the consultants input in major projects

o    Ensure all work has appropriate review/approval

o    Prepares and monitors project budget/schedule

o    Provides written project status reports and other communications with EPC

o    Monitors/controls consultants costs

SR. ENGINEER (possesses engineering degree and approximately 10 years of relative experience)

o    Provides complete design package for projects

o    Develops cost and schedules data

o    Provides detail design/specifications/work procedures

o    Prepare bills of materials and requisitions.

o    Assist field personnel as needed with construction and start up activities

o    Electrical design includes PLC programs and SCADA hub systems

ENGINEER (possesses engineering degree and approximately 5 years of relative experience)

o    Does detail design including bill of materials and specifications

o    Provides input on cost/schedule/design alternates/work procedures

o    Gathers relative data on existing systems/procedures

o    Assists field personnel as needed.

o    Electrical design includes PLC programs and SCADA hub systems

DESIGN TECHNICIAN (Has at least 10 years of relative experience)

o Assist Engineers with design details, specifications and material requisitions

o Develops CAD drawings for pipeline facilities including upgrading of existing drawings

ASSOCIATE DESIGN TECHNICIAN (Has at least 5 years of relative experience)

o Assist Engineers with design details, specifications and material requisitions

o Develops CAD drawings for pipeline facilities including upgrading of existing drawings

CAD OPERATOR/DRAFTSMAN

Does CAD/manual drawings of project facilities designed by others

                                  ATTACHMENT I

                      ADMINISTRATION OF PROJECT DESIGN WORK

The following detailed requirements and procedures shall govern the administration and monitoring of assigned project design work:

1 . All work assigned to Contractor will be outlined either verbally or in writing at the onset. Generally, the project work will be outlined in the form of a written design criteria, from which, the Contractor shall prepare and submit to Exxon a Work Proposal consisting of an estimate of total hours required to complete the outlined work and a target completion date. If requested by the Design Coordinator, the Contractor shall prepare and submit to Exxon (as part of the Work Proposal) a Target Schedule for the assigned work. The Target Schedule shall include without limitation, the following detail:

        (a) The Target Schedule shall be in the form of a bar graph showing all major design categories.

        (b) The Target Schedule shall address the logical sequence of all activities.

        (c) Start and completion dates for all major activities (Milestones) shall be clearly shown as well as an estimate of hours for each activity.

2. The Contractor will submit weekly, an updated Target Schedule, or as requested by the Design Coordinator. The updated schedule will contain the originally proposed schedule as well as the actual elapsed time. The causes for any changes in the original Target Schedule shall be documented and submitted with the updated schedule.

3. The Contractor will include enough information in the Target Schedule and progress report so that they can be used readily as a basis for measuring the progress of the work.

4. If the Contractor discovers an error or a need to change the estimate of hours, the Contractor shall notify Exxon promptly. If the error or change exceeds ten per cent (10%) of the original total estimate of hours, the Contractor will stop working on the project until Exxon approves the new estimate.

5. Work assignments that are outlined verbally to the Contractor will require Work Proposal submitted to Exxon, that contain estimates of total hours and a completion dates. When submitting the Work Proposal, it is the Contractor's responsibility to understand the scope of the work involved and to convey it to Exxon within the contents of the proposal, so that Exxon can approve the proposal and both parties are assured of a mutual understanding of the assigned work.

                                  ATTACHMENT 11

                        PROJECT DESIGN WORK SCOPE CHANGES

The following detailed requirements and procedures shall govern changes to assigned project design work if requested by Exxon or the Contractor:

1. Exxon or the Contractor may initiate consideration of a possible change in the assigned work BY issuing a document to be referred to as a "Change Inquiry", generally in the format of Attachment IIA. In response, the Contractor shall promptly prepare and issue to Exxon a document to be referred to as a "Change Proposal". The Change Proposal shall propose reasonable adjustments to the Work Proposal as previously outlined in Attachment 1.

2. The Change Proposal shall be generally in the format shown in Attachment IIB to this section and shall be numbered to match corresponding Change Inquiries.

3. The Change Proposal shall specify whether the estimated hours will be adjusted upward or downward because of the change.

4. Within a reasonable time after receipt of the Change Proposal, Exxon shall respond to it. Exxon shall not be obliged to accept any Change Proposal, but may do so, or may negotiate further with the Contractor on the change in question. If Exxon decides to proceed with a change, it may direct the Contractor to make the change by issuing a Change Order. Change Orders shall be signed by EXXON's project manager, or his designee. If the Change Order sets forth matters specifically agreed to by the Contractor, then both project managers, or their designees, should sign the Change Order.

5. The Change Order shall be numbered to match corresponding Change Inquiries and Change Proposals and shall be generally in the format shown in Attachment IIC of this section.

6. Change Inquiries, Change Proposals, and Change Orders shall be distributed to EXXON's and Contractors respective project managers. For convenience, the parties may choose to issue corresponding Change Inquiries, Change Proposals, and Change Orders as a unified document.

                                 ATTACHMENT IIA
                            FORMAT FOR CHANGE INQUIRY


(Contractor Name and Address)



ATTENTION: (CONTRACTOR'S PROJECT MANAGER)



SUBJECT:   CHANGE INQUIRY NO. _____                       FOR AFE NO. _____

We request your proposal for performing the following change to AFE No.

DESCRIPTION OF CHANGE: (Describe briefly)



PORTION OF SPECIFICATION AFFECTED:(State reference to drawings or other affected parts of the Specification)


REASON FOR CHANGE:(Safety, operability, maintainability, economy, design development, etc.)



INITIATOR OF CHANGE:(Contractor, Exxon)

ADDITIONAL ESTIMATED HOURS: Add or subtract the estimated number of additional hours to the original Estimated Hours. Specifically state the original estimate, the change, and the total new estimate.


INFORMATION REQUESTED: (Select one or more items below and delete others)

o    An estimate of the effect on the Contract Price.

o An estimate of the effect, if any, on the Target Schedule and the Scheduled Completion Date, with appropriate backup, or, if no effect, the latest date on which the change must be ordered so as not to have any effect.

o    A statement of the effect, if any, of the change on Contractor's warranty.

Please provide a proposal for accomplishing this change as described. Upon receipt of your fully documented proposal, Exxon will consider whether to proceed with the change. Until that authorization is received, you shall take no action to implement the change other than those actions requested herein.

                                 ATTACHMENT IIB

                           FORMAT FOR CHANGE PROPOSAL

        Exxon                                                      (Date)

        ATTENTION:(Exxon's Project Manager)

        SUBJECT:          CHANGE PROPOSAL NO._________          FOR AFE NO._____

        The following Change Proposal to AFE No.___________ is hereby presented in accordance with your Change Inquiry No._____________ dated _____________

                                       OR

The following Change Proposal is hereby presented for your consideration:

DESCRIPTION OF CHANGE: (Brief description)



PORTION OF SPECIFICATION AFFECTED: (Reference to drawings or other parts of the Specification)



REASON FOR CHANGE: (Safety, operability, maintainability, economy, design development, etc.)



INITIATOR OF CHANGE: (Contractor/Exxon)



EFFECT ON ESTIMATED HOURS: (Backup material such as quantities and rates should also be provided as an attachment)


PERIOD OF TIME FOR WHICH THIS ESTIMATE WILL BE VALID:

EFFECT ON TARGET SCHEDULE AND SCHEDULED COMPLETION DATE:

EFFECT ON CONTRACTOR'S WARRANTY.


REFERENCES:(Include reference to any correspondence, interim authorizations, etc.)

                                 ATTACHMENT IIC

                             FORMAT FOR CHANGE ORDER

Contractor's Name and Address                                           (Date)

ATTENTION:            (contractor's Project Manager)

             SUBJECT:          CHANGE ORDER NO._________      FOR AFE NO._______

             The following change to AFE______________ is hereby directed in accordance with Change Proposal No._________ dated
             ______________.

DESCRIPTION OF CHANGE:



PORTION OF SPECIFICATION AFFECTED: (Reference to drawings or other parts of the Specification)


REASON FOR CHANGE: (Safety, operability, maintainability, economy, design development, etc.)


INITIATOR OF CHANGE: (Contractor, Exxon)


EFFECT ON ESTIMATED HOURS:


EFFECT ON TARGET SCHEDULE AND SCHEDULED COMPLETION DATE:


EFFECT ON CONTRACTOR'S WARRANTY:

REFERENCES; (include reference to any correspondence, interim authorizations, etc.)



ACKNOWLEDGED:

-----------------------                             --------------------
Contractors Project Manager                       Exxon's Project Manager

                                                      CONTRACT NUMBER HOU - 2083
                                                                     EXHIBIT "B"

                         EXXON PIPELINE COMPANY (EXXON)
                              ENGINEERING SERVICES

                                    BID SHEET

Exxon Pipeline Company
800 Bell Street, Room 705
Houston, Texas 77002

Attention:            R. A. Canobbio:

As full compensation for Contractor's performance for each Release Order to be issued by EXXON pursuant to this CONTRACT, EXXON shall pay Contractor either: 1) A lump sum amount agreed to by the parties for a specific work task and written into the specific Release Order; or 2) A reimbursement in accordance with the Rate Schedule below.

1.0 LABOR RATES:

Contractor shall attach its Rate Schedule listing the labor classifications typically provided by Contractor covering engineering services and the respective billing charges for same.

1.1 Certain classifications, as described in Job- Description of the CONTRACT, shall be charged as follows:

                                                                 Project
                                        Overtime     Minimum   Construction
                          Hourly Rate  Multiplier Callout Hours Daily Rate
                          -----------  ----------  -----------  ----------
      Project Engineer .        60.00         1.0            1  $      540
                          -----------  ----------  -----------  ----------
      Sr. Engineer .....        55.00         1.0            1         495
                          -----------  ----------  -----------  ----------
      Engineer .........        45.00         1.0            1         405
                          -----------  ----------  -----------  ----------
      Design Technician         42.00         1.0            1         380
                          -----------  ----------  -----------  ----------
      Asst. Design Tech         37.50         1.0            1         340
                          -----------  ----------  -----------  ----------
      CAD Operator/
         Draftsman .....        30.00         1.0            1         270
                          -----------  ----------  -----------  ----------
      Engineering Clerk         22.50         1.0            1         205
                          -----------  ----------  -----------  ----------
      Secretary ........        18.00         1.0            1         165
                          -----------  ----------  -----------  ----------

* Daily Rate may be used when assignments of individuals exceed one week at, but not limited to, a project construction location.

                                                      CONTRACT NUMBER HOU - 2083
                                                                     EXHIBIT "B"

1.2   Overtime Definition:

Contractor's definition of overtime is as follows:
NOT APPLICABLE

        OVERTIME SHALL. BE CHARGED ONLY WHEN APPROVED IN ADVANCE BY EXXON.

        All charges shall commence subsequent to an approved Release Order and Contractor shall be paid for actual work completed.

2.0     REIMBURSABLE EXPENSES

Reimbursable expenses shall be allowed in accordance with provision 5.2 of the CONTRACT.

Contractor should list below the list of expense items for which it typically seeks reimbursement:

 1.  BUSINESS TRAVEL AND LIVING EXPENSES

3.0     EQUIPMENT, INSTRUMENTS AND TOOLS

Contractor shall attach its Rate Schedule listing the different equipment, instruments and tools owned and typically used by Contractor in providing services described in the CONTRACT and the itemized billing rates for same.

Contractor's charge for rented equipment, instruments and tools is cost plus
     0 %.

4.0     VEHICLE USE CHARGES AND MILEAGE

Vehicle Use and Mileage rates are as follows:

               Describe Vehicle      Hourly Rate        Daily Rate      Mileage
               PERSONAL VEHICLES                                         $0.30

                                                        CONTRACT NUMBER HOU-2083
                                                                     EXHIBIT "B"

5.0     SUBCONTRACTED WORK

        Subcontracted work at cost plus   5%
        Contractor should list below any work that is typically subcontracted:

        SURVEYING

        TESTING SERVICES

        Contractor shall not subcontract work without advance approval from EXXON.

6.0 CONTRACTOR IS LICENSED TO PERFORM ENGINEERING WORK IN THE STATES LISTED BELOW AND MEETS THE ENGINEERING SEALING REQUIREMENTS OF THE STATE:

        TEXAS                WASHINGTON            LOUISIANA (APPLIED FOR)
        PENNSYLVANIA         OREGON                WEST VIRGINIA (APPLIED FOR)
        OHIO                 IDAHO
        CALIFORNIA

6.1     CONTRACTOR HAS OFFICES IN THE FOLLOWING CITIES:

        HOUSTON, TX
        CLARKSBURG, WV

        Submitted by:
        IDS Technical Services,
        A Division of
        Industrial Data Systems, Inc             600 Century Plaza Dr. Bldg 140
        ----------------------------             ------------------------------
        COMPANY                                  STREET ADDRESS OR P.O. BOX

        \S\                                      HOUSTON, TX 77073-6016
        ----------------------------             -----------------------------
        SIGNATURE                                CITY, STATE, AND ZIP

        William A. Coskey, P. E.
        President
        ----------------------------
        TITLE

        9/5/95
        ----------------------------
        DATE

CONTRACT NUMBER HOU - 2083
                     EXHIBIT "C"

                                                                         Ref: LR

                    CONTRACTOR DRUG AND ALCOHOL REQUIREMENTS

1 Contractor, contractors employees, agents, subcontractors and the employees and agents of subcontractors ("Contractor's Group") shall not perform any service for Exxon while under the influence of alcohol or any controlled substance. Contractor's Group shall not use, possess, distribute or sell alcoholic beverages, illicit or unprescribed drugs or drug paraphernalia, or misuse legitimate prescription drugs on any property in which Exxon owns an interest, at the job site or while performing work for Exxon.

2. Contractor has adopted, or will adopt prior to performing work under this contract, its own policy to assure a drug and alcohol free work place while performing work for Exxon.

3. Exxon shall be entitled to remove, and Contractor shall be obligated to remove, any member of Contractor's Group from performing work for Exxon any time that (i) either Contractor or Exxon suspects such person may have used, possessed or been impaired by alcohol or drugs on any property in which Exxon owns an interest, at the job site or while performing work for Exxon or (ii) an incident occurs where drug or alcohol use by such person could have been a contributing factor. In such cases, such person may only be considered for return to performing work for Exxon if Contractor certifies as a result of a for-cause test, conducted immediately following removal, that said person was in compliance with this contract at that time. Contractor shall not use an employee to perform services for Exxon who either refuses to take, or tests positive in, any alcohol or drug test.

4. Exxon may, without prior notice, search the person, possessions, and vehicles of Contractor's Group located on premises owned or controlled by Exxon. Any person who refuses to cooperate with such search will be removed from the premises and not allowed to return.

5. Contractor shall comply with all applicable federal, state, and local drug and alcohol related laws and regulations. Exxon shall be entitled to terminate this contract without prior notice at any time that Contractor is found to have violated any of such laws or regulations or any of the drug and alcohol abuse requirements contained herein.

RMS
1/18/93
Ref: LR

1 Of7/93

01/25/96

mm